EXHIBIT 23.1

Cawley, Gillespie & Associates, Inc.

petroleum consultants

13640 BRIARWICK DR., SUITE100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 625
AUSTIN, TEXAS 78729-1107	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

We hereby consent to the inclusion in this Annual Report on Form 10-K prepared by U.S. Energy Corp. (the “Company”) for the year ending December 31, 2013, and to the incorporation by reference for the years ending December 31, 2011 and 2012, of our reports relating to certain estimated quantities of the Company’s proved reserves of oil and gas, future net income and discounted future net income, effective December 31, 2011, 2012 and 2013.  We further consent to references to our firm under the headings “Oil and Natural Gas” and “Oil and Natural Gas Reserves (Unaudited).”

We also consent to the incorporation by reference of information from our Report into the Company’s Registration Statements on Form S-3 (Nos. 333-162607, 333-151637, 33-137139, 333-135958,  333-134800, and 333-124277), and Form S-8 (Nos. 333-108979, 33-74154, 333-166638, 333-180735 and 333-183911).

Very truly yours,

W. Todd Brooker, P.E.
Senior Vice President
Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

Austin, Texas
March 8, 2014